                                                                                     Exhibit 11

                                              E'TOWN CORPORATION AND SUSIDIARY
                                   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                           Three Months Ended Six Months Ended Twelve Months Ended
                                                June 30,        June 30,          June 30,
                                              1997    1996    1997     1996     1997      1996

PRIMARY
EARNINGS
Income Before Preferred Stock
 Dividends of Subsidiary                   $  4,608 $ 4,121 $  8,281 $ 7,501 $  16,666 $  16,013
Deduct: Preferred Stock Dividends              (203)   (203)    (406)   (406)     (812)     (812)
                                           ------------------------------------------------------
Net Income Available for Common Stock      $  4,405 $ 3,918 $  7,875 $ 7,095 $  15,854 $  15,201
                                           ======================================================

SHARES
Weighted Average Number of Common Shares      7,884   7,639    7,808   7,604     7,770     7,532
 Outstanding Assuming Exercise of Options
 Reduced By the Number of Shares Which
 Could Have Been Purchased From Exercise
 of Such Options                                 31       2       64       4        36         4
  Weighted Average Number of Common Shares  -----------------------------------------------------
  Outstanding As Adjusted                      7,915   7,641    7,872   7,608     7,806     7,536
                                           ------------------------------------------------------
Primary Earnings Per Share of Common Stock $     .56 $   .51 $   1.00 $   .93 $    2.03 $    2.02
                                           ======================================================

ASSUMING FULL DILUTION
EARNINGS
Income Before Preferred Stock Dividends
 of Subsidiary                             $  4,608 $ 4,121 $  8,281 $ 7,501 $  16,666 $  16,013
Deduct: Preferred Stock Dividends              (203)   (203)    (406)   (406)     (812)     (812)
Add: After Tax Interest Expense Applicable
 to 6 3/4% Convertible Subordinated
  Debentures                                    125     128      249     257       505       519
                                           -----------------------------------------------------
Adjusted Net Income                        $  4,530 $ 4,046 $  8,124 $ 7,352 $  16,359 $  15,720
                                           ======================================================

SHARES
Weighted Average Number of Common Shares      7,884   7,639    7,808   7,604     7,770     7,532
 Outstanding Assuming Exercise of Options
  Reduced By the Number Of Shares Which
  Could Have Been Purchased With the
  Proceeds From Exercise of Such Options         31       2       64       4        36         4
 Assuming Conversion Of 6 3/4% Convertible
  Subordinated Debentures (a)                   285     294      286     293       288       295
                                            -----------------------------------------------------
 Weighted Average Number of Common Shares                                                                                      --
   Outstanding as Adjusted                    8,200   7,935    8,158   7,901     8,094     7,831
                                           ------------------------------------------------------
Fully Diluted Earnings Per Share
 of Common Stock                           $    .55 $   .51 $   1.00 $   .93 $    2.02 $    2.01
                                           ======================================================

(a) Convertible at $40 per share.

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